EMPLOYMENT AGREEMENT


This Employment Agreement is entered into as of November 1, 2001, between Ronald
H. Spair ("Employee") and OraSure Technologies, Inc., a Delaware corporation (the "Company").

     1. Services.

          1.1 Employment. The Company agrees to employ Employee as Executive Vice President and Chief Financial Officer of the Company, and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement.

          1.2 Duties. Employee shall have the position named in Section 1.1 with such powers and duties appropriate to that office (a) as may be provided by the bylaws of the Company, (b) as otherwise set forth in Exhibit A attached to this Agreement, and (c) as determined by the Company's board of directors (the "Board of Directors") from time to time. Subject to the provisions of Section 6.4 hereof, Employee's position and duties may be changed from time to time during the term of this Agreement. Employee's place of work shall be the Company's headquarters, at its present location or as it may be relocated.

          1.3 Outside Activities. Employee shall obtain the consent of the Chief Executive Officer of the Company before he engages, either directly or indirectly, in any other professional or business activities that may require an appreciable portion of Employee's time or effort to the detriment of the Company's business.

          1.4 Direction of Services. Employee shall at all times discharge his duties in consultation with and under the supervision and direction of the Chief Executive Officer of the Company.

     2. Term. The initial term of this Agreement shall begin as of the date first written above and end on the second anniversary of that date, unless sooner terminated in accordance with Section 6 below. Thereafter, this Agreement shall automatically renew from year to year for successive one-year terms (a) unless either party gives the other party written notice of that party's intent not to renew this Agreement at least 120 days before the expiration of its current term or (b) the Agreement is terminated in accordance with Section 6 below.

     3. Compensation and Expenses.

          3.1 Salary. As compensation for services under this Agreement, the Company shall pay to Employee a regular salary of $200,000 per annum. Subject to the provisions of Section 6.4 hereof, such salary may be adjusted from time to time in the discretion of the Board of Directors. Payment shall be made on a bi-weekly basis, less all amounts required by law or authorized by Employee to be withheld or deducted. Employee will receive a performance evaluation and salary review within approximately six months of the commencement of Employee's employment with the Company.

          3.2 Bonus. The Company shall establish a Management Incentive Plan for the payment of bonuses to management employees (the "MIP"), on such terms as may be approved by the Board of Directors or its compensation committee (the "Compensation Committee"). In addition to the salary described in Section 3.1 above, Employee shall be entitled to participate in the MIP commencing in 2002.

          3.3 Long-Term Incentive. To the extent otherwise eligible, Employee shall be entitled to participate in accordance with the terms of the plan in any long-term incentive plan that may from time to time be adopted by the Board of Directors or the Compensation Committee, in its sole discretion.

          3.4 Additional Employee Benefits. To the extent otherwise eligible, Employee shall be entitled to receive or participate in any additional benefits, including without limitation medical and dental insurance programs, profit sharing or pension plans, and medical reimbursement plans, which may from time to time be made available by the Company to corporate officers. The Company may change or discontinue such benefits at any time in its sole discretion.

          3.5 Expenses.

3.5.1 Job-Related. The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, subject to compliance with the Company's reasonable policies relating to expense reimbursement.

               3.5.2 Relocation. The Company shall reimburse Employee for reasonable expenses incurred in connection with relocation up to a maximum aggregate amount of $40,000. Expenses which shall be reimbursable under this
Section 3.5.2 shall include expenses for transporting and storing Employee's household goods, closing costs associated with the sale of Employee's existing house in Hamilton Square, New Jersey and purchase of a new house, temporary living expenses and other relocation expenses. In order to be eligible for reimbursement, all relocation expenses must be incurred on or prior to the one-year anniversary of the commencement of Employee's employment with the Company. The aggregate reimbursement required hereunder shall be made net of applicable income taxes as the Company shall compensate Employee, through a gross-up of Employee's income, for Federal, state and local income taxes payable by Employee on the reimbursable costs paid to Employee. If Employee voluntarily terminates his employment with the Company on or prior to the one-year anniversary of the commencement of his employment with the Company, Employee shall repay to the Company all amounts paid by the Company under this Section 3.5.2.

          3.6 Fees. All compensation earned by Employee, other than pursuant to this Agreement, as a result of services performed on behalf of the Company or as a result of or arising out of any work done by Employee in any way related to the scientific or business activities of the Company shall belong to the Company. Employee shall pay or deliver such compensation to the Company promptly upon receipt. For the purposes of this provision, "compensation" shall include, but is not limited to, all professional and nonprofessional fees, lecture fees, expert testimony fees, publishing fees, royalties, and any related income, earnings,


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

or other things of value; and "scientific or business activities of the Company" shall include, but not be limited to, any project or projects in which the Company is involved and any subject matter that is directly or indirectly researched, tested, developed, promoted, or marketed by the Company.

     4. Stock Options. Subject to approval by the Board of Directors or the Compensation Committee, Employee shall be granted an option to purchase 150,000 shares of the Company's common stock. Such option shall be granted as of the date Employee commences employment with the Company, shall be exercisable at the fair market value of the Company's common stock on the date of grant (i.e. the average of the high and low sales prices as reported in The Nasdaq Stock Market), and shall be subject to such other terms and conditions as are consistent with option grants provided to other senior Company management. In addition to the foregoing option grant, Employee shall be entitled to participate in the Company stock award plan. The number of additional stock options that are granted to Employee under the plan from time to time shall be determined by the Board of Directors or the Compensation Committee.

     5. Confidentiality Agreement. Employee and the Company are concurrently entering a confidentiality agreement (the "Confidentiality Agreement"). Employee's compliance with the terms of the Confidentiality Agreement is a material requirement of this Agreement and any breach of the Confidentiality Agreement shall constitute a material breach of this Agreement.

     6. Termination.

          6.1 Termination Upon Death. This Agreement shall terminate immediately upon Employee's death.

          6.2 Termination by Employee. Employee may terminate his employment under this Agreement by 60 days' written notice to the Company.

          6.3 Termination by the Company for Cause. Employee's employment under this Agreement may be terminated by the Company at any time for cause. Only the following actions, failures, or events by or affecting Employee shall constitute "cause" for termination of Employee by the Company: (i) willful and continued failure by Employee to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer or Board of Directors of the Company, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed his duties, and Employee's failure to comply with such demand within a reasonable time; (ii) the engaging by Employee in gross misconduct or gross negligence materially injurious to the Company; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or (iv) Employee's conviction of having committed a felony. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company finding that, in the good faith opinion of the Board of Directors, the Company has
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


cause for the termination of the employment of Employee as set forth in any of clauses (i) through (iv) above and specifying the particulars thereof in reasonable detail. The findings of the Board of Directors shall not be binding on the arbitrators or other finders of fact in connection with any litigation or dispute arising out of this Agreement.

          6.4 Termination by the Company Without Cause. The Company may terminate Employee's employment under this Agreement without cause by written notice to Employee. Employee may (but shall not be required to) elect to treat any of the following events as a termination without cause, provided Employee acts within 60 days of the event:

               6.4.1 A material breach of this Agreement by the Company and a failure by the Company to cure the breach within 30 days after Employee has given written notice of the breach to the board of directors.

               6.4.2 A reduction in Employee's salary below the amount stated in
Section 3.1 (except as part of and in proportion to a reduction in all executive officers' salaries) or a change in Employee's title or a substantial diminution in Employee's duties below those stated in this Agreement.

               6.4.3 A "Change of Control" of the Company. For purposes of this Agreement, a "Change of Control" shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change of control shall be deemed to have occurred at such time as (i) any Acquiring Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; (ii) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (iv) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company. For purposes of this Agreement, "Acquiring Person" means any person or related persons which constitute a "group" for purposes of
Section 13(d) and Rule 13d-5 under the Exchange Act, as such Section and Rule are in effect as of the date of this Agreement; provided, however, that the term Acquiring Person shall not include: (i) the Company or any of its subsidiaries;
(ii) any employee benefit plan of the Company or any of its subsidiaries; (iii) any entity holding voting capital stock of the Company for or pursuant to the terms of any such employee benefit plan; or (iv) any person or group solely because such person or group has voting power with respect to capital stock of the Company arising from a revocable

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

proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act. For purposes of this Agreement, "Voting Securities" means the Company's issued and outstanding securities ordinarily having the right to vote at elections for the Company's board of directors.

          6.5 Compensation Upon Termination.

               6.5.1 Termination Under Sections 6.1, 6.2, or 6.3. In the event of a termination of Employee's employment under Sections 6.1, 6.2, or 6.3, Employee's regular compensation pursuant to Section 3.1 shall be prorated and payable until the date of termination and Employee shall be paid any bonus that has been approved but not yet paid.

               6.5.2 Termination Under Section 6.4. In the event of a termination of Employee's employment by the Company without cause as provided in
Section 6.4,  Employee shall continue to be paid the salary  provided in Section
3.1 for the greater of (a) 12 months, (b) the remaining term of this Agreement, or (c) 36 months if Employee elects to treat an event described in Section 6.4.3 as a termination without cause, from the date of notice of such termination of employment or the date of such event, in the manner and at the times at which regular compensation was paid to Employee during the term of his employment under this Agreement, except that if Employee elects to treat an event described in Sections 6.4.1, 6.4.2, or 6.4.3 as a termination without cause but continues to work for the Company or any of its subsidiaries, then any amounts Employee receives as compensation following the event shall be credited against the amounts payable to Employee under this section. In no other respect shall the amount of any payment provided for in this section be reduced by any compensation or benefits earned by employee as a result of employment after his termination. As a condition to receipt of the compensation described in the first sentence of this Section 6.5.2, Employee shall sign and deliver a release agreement, in form and substance satisfactory to the Company and Employee, releasing all claims related to Employee's employment. The Company's obligation to pay the amounts stated in this section shall terminate if Employee fails to comply with the Confidentiality Agreement within the applicable time period stated in the first sentence of this section.

     7. Remedies. The respective rights and duties of the Company and Employee under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

     8. Severability of Provisions. The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

     9. Nonwaiver. Failure by either party at any time to require performance of any provision of this Agreement shall not limit the right of the party failing to require performance to enforce the provision. No provision of this Agreement may be waived by either party except by a writing signed by that party. A waiver of any breach of a provision of this Agreement shall be construed narrowly and shall not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

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


     10. Arbitration.

          10.1 Claims Covered. All claims or controversies, except for those excluded by Section 10.2 ("claims"), whether or not arising out of Employee's employment (or its termination), that the Company may have against the Employee or that Employee may have against the Company or against its officers, directors, employees or agents, in their capacity as such or otherwise, shall be resolved as provided in this Section 10. Claims covered by this Section 10 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except as provided in
Section 10.2.

          10.2 Non-Covered Claims. Claims arising out of the Business Protection Agreement and workers' compensation or unemployment compensation benefits are not covered by this Section 10. Non-covered claims include but are not limited to claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction.

          10.3 Required Notice of All Claims and Statute of Limitations. Company and Employee agree that the aggrieved party must give written notice of any claim to the other party within one year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

          10.4 Arbitration Procedures. Any arbitration shall be conducted in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA"), modified to substitute for AAA actions, the United States Arbitration and Mediation Service ("USA&MS"), before an arbitrator who is licensed to practice law in the state of Pennsylvania (the "Arbitrator"). The arbitration shall take place in or near Bethlehem, Pennsylvania.

               10.4.1 Selection of Arbitrator. The USA&MS shall give each party a list of 11 arbitrators drawn from its panel of labor-management dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of all parties, the USA&MS shall furnish an additional list or lists until an Arbitrator is selected.

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

               10.4.2 Applicable Law. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) specified in this Agreement or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

               10.4.3 Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

               10.4.4 Representation. Any party may be represented by an attorney or other representative selected by the party.

               10.4.5 Discovery. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need. At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration. Each party shall have the right to subpoena witnesses and documents for the arbitration.

               10.4.6 Reporter. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

               10.4.7 Post-Hearing Briefs. Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

          10.5 Enforcement. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and Employee agree that neither shall initiate or prosecute any lawsuit (other than for a non-covered claim) in any way related to any claim covered by this Agreement. A party opposing enforcement of an award may not do so in an enforcement proceeding, but must bring a separate action in any court of competent jurisdiction to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

          10.6 Arbitration Fees and Costs. Company and Employee shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by

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

the Arbitrator, 10 days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any, provided that the Arbitrator, in its sole discretion, may award reasonable fees to the prevailing party in a proceeding.

     11. General Terms and Conditions. This Agreement and the letter dated October 25, 2001 from the Company to Employee constitute the entire understanding of the parties relating to the employment of Employee by the Company, and supersedes and replaces all written and oral agreements heretofore made or existing by and between the parties relating thereto. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules thereof. This Agreement shall inure to the benefit of any successors or assigns of the Company. All captions used herein are intended solely for convenience of reference and shall in no way limit any of the provisions of this Agreement. Employee acknowledges that he signed this Agreement upon his initial employment with the Company.

     The parties have executed this Employment Agreement as of the date stated above.


                                          ORASURE TECHNOLOGIES, INC.


/s/ Ronald H. Spair                       By:  /s/ Robert D. Thompson
------------------------------------           ------------------------------
Ronald H. Spair
                                          Title:  Chief Executive Officer
                                                  ---------------------------

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


                        EXHIBIT A to Employment Agreement

Specific Duties of Employee as Executive Vice President and Chief Financial Officer


     Employee, as the Executive Vice President and Chief Financial Officer of the Company, shall be responsible for overseeing the Company's financial growth, structure and direction and assisting the Company's Chief Executive Officer in operating and strategic matters.